RESTATED CERTIFICATE OF INCORPORATION OF ACCO BRANDS CORPORATION

ARTICLE I

The name of the Company is ACCO Brands Corporation.

ARTICLE II

The Company's registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

The nature of the business, or objects or purposes to be transacted, promoted or carried on, are: To engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The total number of shares of all classes of stock which the Company shall have the authority to issue is 225,000,000, of which (i) 200,000,000 shares of the par value of $.01 each are to be of a class designated Common Stock (the "Common Stock") and (ii) 25,000,000 shares par value $.01 per share are to be of a class designated Preferred Stock (the "Preferred Stock").

In this Article IV, any reference to a section or paragraph, without further attribution, within a provision relating to a particular class of stock is intended to refer solely to the specified section or paragraph of the other provisions relating to the same class of stock.

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c) whether dividends, if any, shall be cumulative or noncumulative, and, if cumulative, the dates from which dividends on shares of such series shall be cumulative, and the dividend rate of the series;

(d) the dates at which dividends, if any, shall be payable;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(g) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

(h) whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(i) restrictions on the issuance of shares of the same series or of any other class or series; and

(j) the voting rights, if any, of the holders of shares of the series.

Except as may be provided in this Certificate of Incorporation or in a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock, without a

stockholders to be held in 2008. Members of each class shall hold office until their successors are duly elected and qualified. At each annual meeting of the stockholders of the Company, commencing with the 2006 annual meeting, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast for the election of directors at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Subject to the rights of the holders of any series of Preferred Stock, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified, provided, however, that prior to the annual meeting of stockholders to be held in 2008, any vacancy on the Board of Directors resulting from the death, retirement, disqualification, removal from office or other cause of a "GBC Director" shall be filled and shall require the vote of at least 80% of the directors then in office. (For purposes of this Article VII, a "GBC Director" shall mean any director named by the Board of Directors of General Binding Corporation ("GBC") pursuant to the terms of the Agreement and Plan of Merger, dated as of March 15, 2005, by and among Fortune Brands, Inc., the Company, Gemini Acquisition Sub, Inc. and GBC, and any successor of a GBC Director who is appointed to succeed a GBC Director pursuant to the terms of this sentence.) No decrease in the number of authorized directors constituting the whole Board of Directors shall shorten the term of any incumbent director.

Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, to elect additional directors under specific circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding capital stock of the Company (the "Capital Stock") entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.

No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an

ARTICLE X

The stockholder vote required to approve Business Combinations (as hereinafter defined) shall be as set forth in this Article X.

1. Higher Vote for Business Combinations. In addition to any affirmative vote required by law, this Certificate of Incorporation or the By-laws of the Company, and except as otherwise expressly provided in Section 2 of this Article X, a Business Combination shall not be consummated without the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

2. When Higher Vote Is Not Required. The provisions of Section 1 of this Article X shall not be applicable to a Business Combination if the conditions specified in either of the following paragraphs A or B are met.

A. Approval by Continuing Directors. The Business Combination shall have been approved by at least two-thirds of the Continuing Directors (as hereinafter defined), whether such approval is made prior to or subsequent to the date on which the Interested Stockholder (as hereinafter defined) became an Interested Stockholder (the "Determination Date").

B. Price and Procedure Requirements. Each of the seven conditions specified in the following subparagraphs (i) through (vii) shall have been met:

(i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination (the "Consummation Date") of any consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be an amount at least equal to the higher amount determined under clauses (a) and (b) below (the requirements of this paragraph B(i) shall be applicable with respect to all shares of Common Stock outstanding, whether or not the Interested Stockholder has previously acquired any shares of the Common Stock):

(a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or

City, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, per share of such class or series of Capital Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of such class or series of Capital Stock; and

(b) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher; and

(c) the highest preferential amount per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, regardless of whether the Business Combination to be consummated constitutes such an event.

(iii) The consideration to be received by holders of a particular class or series of outstanding Capital Stock (including Common Stock) shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder.

(iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination, such Interested Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder's percentage beneficial ownership of any class or series of Capital Stock; and, except as approved by at least two-thirds of the Continuing Directors: (a) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (b) there shall have been no reduction in the annual rate of dividends paid on the

law, any other provision of this Certificate of Incorporation, the By-laws of the Company or any agreement with any national securities exchange.

3. Certain Definitions. For the purposes of this Article X:

A. A "Business Combination" shall mean:

(i) any merger or consolidation of the Company or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets or securities of the Company, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder having an aggregate Fair Market Value of $[20,000,000] or more; or

(iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(iv) any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of the Company with any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(v) any agreement, contract, arrangement or other understanding providing for any one or more of the actions specified in clauses (i) through (iv) above.

B. A "person" shall mean any individual, firm, corporation or other entity and shall include any group composed of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock.

E. For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph C of this Section 3, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed owned by the Interested Stockholder through application of paragraph D of this Section 3 but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

F. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on [date], 2005 (the term "registrant" in such Rule 12b-2 meaning in this case the Company).

G. "Subsidiary" means any corporation of which a majority of any class of equity security is beneficially owned by the Company; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph C of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Company.

H. "Continuing Director" means any member of the Board of Directors of the Company (the "Board") who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended or elected to succeed a Continuing Director by at least two-thirds of the Continuing Directors then members of the Board.

I. "Fair Market Value" means: (i) in the case of cash, the amount of such cash; (ii) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the New York Stock Exchange Composite Transactions reporting system, or, if such stock is not quoted on such system, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by at least two-thirds

ARTICLE XI

From and after the time of the Distribution (as defined in Article X), any action required or permitted to be taken by the stockholders shall be taken only at an annual or special meeting of such stockholders and not by consent in writing. Special meetings of the stockholders for any purpose or purposes shall be called only by the Board of Directors pursuant to a resolution adopted by a majority of the whole Board.

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:01 AM 08/17/2005
FILED 12:01 AM 08/17/2005
SRV 050678114 - 0764128 FILE

CERTIFICATE OF OWNERSHIP AND MERGER
OF
ACCO FINANCE I, INC.
WITH AND INTO
ACCO BRANDS CORPORATION

Pursuant to Section 253 of the General
Corporation Law of the State of Delaware

ACCO Brands Corporation, a Delaware corporation (the "Corporation"), hereby certifies as follows:

1. The Corporation owns all of the outstanding shares of stock of ACCO Finance I, Inc., a Delaware corporation ("ACCO Finance").

2. On August 17, 2005, the ACCO Finance I Merger Committee of the Board of Directors of the Corporation adopted the following resolutions to merge ACCO Finance into the Corporation (the "Merger"):

> RESOLVED, that ACCO Brands Corporation, a Delaware corporation (the "Company"), as the sole stockholder of ACCO Finance I, Inc., a Delaware corporation (the "Subsidiary"), authorizes the merger of the Subsidiary with and into the Company, with the Company continuing as the surviving corporation of such merger (the "Merger"), and that all of the estate, property, rights, privileges, powers and franchises of the Subsidiary be vested in and held and enjoyed by the Company as fully and entirely and without change or diminution as the same were before held and enjoyed by the Subsidiary; and further
>
> RESOLVED, that the Company shall assume all of the obligations of the Subsidiary; and further
>
> RESOLVED, that, upon consummation of the Merger, all outstanding shares of capital stock of the Subsidiary shall be cancelled and shall cease to exist.

3. The name of the surviving corporation is ACCO Brands Corporation.

4. The Merger shall be effective as of August 17, 2005 at 12:01 a.m.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed in its corporate name this 17th day of August 2005.

ACCO BRANDS CORPORATION

By: ______________________

Name: David D. Campbell

Title: Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:56 PM 05/19/2008
FILED 12:42 PM 05/19/2008
SRV 080565468 - 0764128 FILE

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
ACCO BRANDS CORPORATION

ACCO Brands Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is ACCO Brands Corporation (hereinafter referred to as the "Corporation").

SECOND: The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article VII thereof and by substituting in lieu of said Article VII the following new Article VII:

ARTICLE VII

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Company shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the whole Board. A director need not be a stockholder. The election of directors of the Company need not be by ballot unless the By-laws so require.

At each annual meeting of stockholders beginning with the 2008 annual meeting of stockholders, directors shall be elected for a term of office to expire at the next annual meeting of stockholders; *provided, however*, that any director who prior to the 2008 annual meeting of stockholders was elected to a term that continues beyond the date of the 2008 annual meeting of stockholders shall continue in office for the remainder of his or her elected term. Each director shall hold office until such director's successor is duly elected and qualified or until his or her earlier death, resignation or removal. Successors of the directors whose terms expire at an annual meeting shall be elected by a plurality vote of all votes cast for the election of directors at such meeting.

Subject to the rights of the holders of any series of Preferred Stock, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, *provided, however*, that a successor appointed to fill any vacancy on the Board of Directors due to the death, resignation, retirement, disqualification, removal from office or other cause of a director who prior to the 2008 annual meeting of stockholders was elected

to a term that continues beyond the date of the 2008 annual meeting of stockholders shall hold office for the remainder of such term. Each director appointed to fill a vacancy or a newly created directorship shall hold office until such director's successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, to elect additional directors under specific circumstances, any director may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding capital stock of the Company (the "Capital Stock") entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class, *provided, however*, that any director who prior to the 2008 annual meeting of stockholders was elected to a term that continues beyond the 2008 annual meeting of stockholders may be removed at any time during such term, but only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class.

No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this paragraph, directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the stockholders of the Company shall be effective with respect to any cause of action, suit, claim or other matter that, but for this paragraph, would accrue or arise prior to such repeal or modification.

THIRD: Pursuant to a resolution of the Board of Directors of the Corporation, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: This Certificate of Amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Executed on this 16th day of May, 2008.

ACCO Brands Corporation

By: ______________________

Steven Rubin
Senior Vice President, General Counsel
and Secretary

CHICAGO/#1786187.1

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
ACCO BRANDS CORPORATION

ACCO Brands Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is ACCO Brands Corporation (hereinafter referred to as the "Corporation").

SECOND: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the following sentence in the second paragraph of Article VII:

Successors of the directors whose terms expire at an annual meeting shall be elected by a plurality vote of all votes cast for the election of directors at such meeting.

THIRD: Pursuant to a resolution of the Board of Directors of the Corporation, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: This Certificate of Amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Executed on this 21st day of May, 2019.

ACCO BRANDS CORPORATION

By: Pamela R Schneider

Name: Pamela R. Schneider
Title: Senior Vice President,
General Counsel and
Corporate Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:37 AM 05/22/2019
FILED 10:37 AM 05/22/2019
SR 20194322512 - File Number 764128